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                                                               EXHIBIT 99.(J)(1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 17, 2000, relating to the financial statements and financial highlights which appear in the June 30, 2000 Annual Report to Shareholders of Mercury HW Mid-Cap Value Fund (previously known as the Hotchkis and Wiley Mid-Cap Fund, one of the ten portfolios of the Hotchkis and Wiley Funds, now known as the Mercury HW Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information - Independent Auditors" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
October 30, 2000